Exhibit 10.1

EXECUTION COPY

ADDENDUM AGREEMENT

THIS ADDENDUM AGREEMENT (this “Agreement”), dated as of November 29, 2020, is made by and between Bonus BioGroup Ltd., a company incorporated under the laws of the state of Israel (the “Company” or “Bonus”), and Wize Pharma, Inc., a Delaware corporation (“Wize”).

WHEREAS:

A.	On January 9, 2020, (i) the parties hereto entered into the Share Purchase Agreement (the “SPA”) and the Exchange Agreement (the “Exchange Agreement”), (ii) the parties hereto and the Escrow Agent entered into the Escrow Agreement, and (iii) Wize and each of Dr. Shai Meretzki (“Shai”) and Yossi Rauch (“Yossi” and together with Shai, the “Company Shareholders”) entered into the Support Agreements.

B.	At the closing, on February 19, 2020, the parties hereto entered into the Registration Rights Agreement (the “RRA”).

C.	The parties hereto entered into that letter agreement (SPA), dated June 24, 2020 (as amended by a letter dated July 24, 2020, the “HCW Letter Agreement”).

D.	The parties hereto and the Company Shareholders entered into that waiver letter, dated June 30, 2020 (the “Waiver Letter” and together with the SPA, the Exchange Agreement, the Support Agreements, the RRA, the HCW Letter Agreement and the Waiver Letter, the “Transaction Agreements”).

E.	Under the SPA, (i) the obligation of Wize to effect the Milestone Closing is contingent, among other things, upon obtaining the Nasdaq Approval, which has yet to occur, and (ii) the Company agreed, among other things, to pay certain liquidated damages if the Nasdaq Listing shall not occur by the Initial Deadline, which damages are equal, as of the date hereof, to approximately US$120,000, all as more fully set forth in the SPA.

F.	The Company desires to effect the Milestone Closing as soon as practicable and, in consideration for Wize’s agreement to do so, including waiver of the liquidated damages otherwise payable under the SPA, is willing to pay US$500,000 (the “Milestone Amount”) by way of issuing the Milestone Settlement Shares, all in accordance with the terms and conditions of this Agreement.

G.	Under the HCW Letter Agreement, the Company agreed to reimburse US$350,000 (the “HCW Amount”) to Wize in respect of half of the transaction fees payable by Wize to H.C. Wainwright & Co., LLC (“HCW”) in connection with the SPA and the Exchange Agreement no later than December 31, 2020, all as more fully set forth in the HCW Letter Agreement.

H.	The Company desires to terminate the HCW Letter Agreement and, in consideration for Wize’s agreement to do so, is willing to pay the HCW Amount by way of issuing the HCW Settlement Shares, all in accordance with the terms and conditions of this Agreement.

I.	The parties wish to amend and modify certain terms in the Transaction Documents, all in accordance with this Agreement.

J.	In order to induce Wize to enter into this Agreement, Wize and each of the Company Shareholders are entering into an amendment to the Support Agreements concurrently with the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the SPA. As used in this Agreement, the following terms shall have the following meanings:

“Agreed PPS” means NIS 0.50 (in words: fifty agorot of NIS).

“HCW Settlement Shares” means a number of Ordinary Shares equal to the quotient obtained by dividing (A) the HCW Amount expressed in NIS (based on the Exchange Rate as of the Business Day immediately prior to the date hereof) by (B) the Agreed PPS, with fractional shares rounded up to the nearest whole share; subject to adjustment in the case of split, reclassification, dividends and the like as more fully detailed herein if occurs following the date hereof.

“Milestone Settlement Shares” means a number of Ordinary Shares equal to the quotient obtained by dividing (A) the Milestone Amount expressed in NIS (based on the Exchange Rate as of the Business Day immediately prior to the date hereof) by (B) the Agreed PPS, with fractional shares rounded up to the nearest whole share; subject to adjustment in the case of split, reclassification, dividends and the like as more fully detailed herein if occurs following the date hereof.

“Settlement Shares” means the HCW Settlement Shares and the Milestone Settlement Shares.

“Transaction” means the transactions contemplated hereunder.

“Transaction Documents” means this Agreement, the Transaction Agreements and all other agreements to be executed and delivered hereunder.

“Wize Investors” means Wize and the other investors identified by Wize with respect to the Milestone Shares, to the Escrow Agent in accordance with the Escrow Instruction Letter.

2. Amendments. Subject to, and effective as of, the Closing (as defined below), the parties hereto agree as follows:

2.1. Milestone Closing. The parties agree that, notwithstanding anything to the contrary in the SPA, the Milestone Closing shall occur concurrently with the Closing. Without derogating from the generality of the foregoing, the parties hereby agree as follows:

2.1.1.	Section 12.3.3 of the SPA shall be amended, such that, effective as of the Closing, the term the "Milestone Investor Closing Conditions” shall mean only clause (i) of Section 12.3.3 of the SPA.

2.1.2.	At the Closing, the Company and Wize shall deliver to the Escrow Agent a letter, substantially in the form of Schedule A hereto, confirming that the Milestone Closing has occurred and instructing the Escrow Agent to release from the Escrow Account (i) the Milestone Shares to the Wize Investors as specified therein and (ii) the Milestone Cash Consideration to the Company (the “Escrow Instruction Letter”).

2.2. Nasdaq Listing and Liquidated Damages. Notwithstanding anything to the contrary in the SPA, (i) the Company shall not be required to effect the Nasdaq Listing in accordance with Section 9.1 of the SPA, and (ii) the Company shall not be required to pay any liquidated damages in accordance with Section 9.2 of the SPA.

2.3. Potential Compensation for Dilutive Issuance. Section 8.3 of the SPA and Exhibit E to the SPA shall be terminated.

2.4. HCW Fees. The HCW Letter Agreement shall be terminated and Section 10 of the SPA shall be amended and replaced in its entirety with the following:

“Each party shall bear its own expenses in connection with the transactions contemplated hereunder.”

2.5. Management Fees. Since the Company will not be required to effect the Nasdaq Listing, Section 11.9 of the SPA shall be amended to remove clause (ii) thereof.

2.6. Registration Rights Agreement. The Registration Rights Agreement shall continue in full force and effect; it being clarified and agreed that (i) nothing therein shall be construed as an express or implied obligation of the Company to effect the Nasdaq Listing and (ii) the Company’s requirement to pay Registration Delay Payments under Section 2(g) of the Registration Rights Agreement shall not become effective unless and until the Company has effected the Nasdaq Listing. The term “Nasdaq Listing” for purposes hereof shall mean the third day of trading of the Company’s Ordinary Shares (or any other class of shares) or any ADRs representing such shares on any tier of Nasdaq, NYSE or any other national securities exchange in the U.S. as well as the OTC.

2.7. Waiver Letter. The Waiver Letter shall be terminated.

2.8. Liens. Section 5.8.2 of the Exchange Agreement shall be amended and replaced in its entirety with the following:

“Not later than December 31, 2020, Wize shall (i) cause Wize IL and OcuWize to register with the Israeli Companies Registrar, a fixed first degree lien, in each case, over their respective rights in the Agreed Percentage of the LO2A Proceeds, in substantially the form agreed between the parties (the “Israeli Pledges”) and (ii) file itself a UCC lien to secure the obligation of Wize Inc.’s of the Right to LO2A Proceeds hereunder. For the sake of clarity, the Israeli Pledges and UCC Lien, shall be terminated upon expiration or termination of the Right to LO2A Proceeds in accordance with the terms hereof and, if then requested by Wize, Bonus shall execute and deliver to Wize appropriate removal forms therefor, which will be prepared by Wize and at its expense only.”

3. The Transactions.

3.1. Milestone Settlement Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and sell the Milestone Settlement Shares to Wize for no other consideration than in respect of the other agreements expressly set forth herein, including Sections 2.1-2.3, 2.5-2.6 above.

3.2. HCW Settlement Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and sell the HCW Settlement Shares to Wize for no other consideration than in respect of the other agreements expressly set forth herein, including Section 2.4 and 2.8 above.

4. Closing Conditions; Termination Etc.

4.1. Mutual Closing Conditions. The obligations of each party to consummate the Transaction is subject to the satisfaction of all of the following conditions precedent (the "Mutual Closing Conditions"):

4.1.1.	The approval of the TASE for the registration of all the Settlement Shares has been duly obtained (the “TASE Approval”). In this respect, the Company undertakes to take all action to register these securities for trading on the TASE. All expenses incurred in connection with such registration will be borne by the Company.

4.1.2.	No governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the consummation of the Transaction illegal or otherwise prohibiting, restraining, enjoining or preventing consummation thereof.

4.2. Company Closing Conditions. The obligations of the Company to consummate the Transaction is subject to the satisfaction (or waiver in writing by the Company) of all of the following conditions precedent (the "Company Closing Conditions"):

4.2.1.	The representations and warranties of Wize set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date).

4.2.2.	Wize shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.2.3.	Wize shall have delivered to the Escrow Agent an executed Escrow Instruction Letter.

4.3. Wize Closing Conditions. The obligations of Wize to consummate the Transaction is subject to the satisfaction (or waiver in writing by Wize) of all of the following conditions precedent (the "Wize Closing Conditions" and together with the Mutual Closing Conditions and the Company Closing Conditions, the "Closing Conditions"):

4.3.1.	The representations and warranties of the Company set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date), except for those representations and warranties that are qualified by materiality and except for those representations and warranties in Sections 5.1.1, 5.2 and 5.3 of the SPA (as modified by Section 6.1 hereof), all of which shall be true and correct in all respects.

4.3.2.	The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.3.3.	All of the documents to be delivered by the Company pursuant to Section 5 below shall be substantially in the form as attached to this Agreement, or, if not attached, in a form and substance reasonably satisfactory to Wize and shall be delivered to Wize at or prior to the Closing.

4.3.4.	The Company shall have delivered to the Escrow Agent an executed Escrow Instruction Letter.

4.3.5.	From the date hereof until the Closing there will have been no Material Adverse Effect.

4.4. Termination. This Agreement may be terminated at any time before the Closing as follows:

4.4.1.	By mutual written consent of the parties; or

4.4.2.	In the event that the Closing shall not occur on or before 5:00 p.m. (IL Time) on the 30th day following the date hereof (as may be extended by mutual written consent, including via email exchange, the “Outside Time”), either party may terminate this Agreement by written notice to the other party; provided that the party seeking to terminate this Agreement pursuant to this Section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Closing on or before such date.

4.5 Effect of Termination. Any termination of this Agreement under Section 4.4 above will be effective immediately upon written notice of the terminating party to the other parties hereto specifying the provision of this Agreement on which such termination is based. If this Agreement is terminated as provided in Section 4.4 this Agreement shall forthwith become void and shall have no further effect, without any liability or obligation on the part of either party, except (i) for claims for damages to the extent that such termination results from a material and willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and (ii) notwithstanding the foregoing, this Section 4.5 and Section 9 shall survive any termination of this Agreement in accordance with their respective terms.

5. Closing.

5.1. Closing Date. The closing of the sale and purchase of the Settlement Shares (the "Closing") shall take place at 10:00 a.m., local time (Israel) electronically via the exchange of documents and signatures, within no later than the second (2nd) Business Day immediately following the satisfaction (or waiver, by the party entitled to provide such waiver) of all the Closing Conditions (other than those respective conditions that by their nature are to be satisfied only at the Closing), or such other date and time as the Company and Wize agree in writing (the date on which the Closing actually takes place, the "Closing Date").

5.2. Closing Deliverables. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1.	The Company will issue and allocate the Settlement Shares in the name of the Registration Company of the Tel Aviv Stock Exchange ("TASE") and through it to the relevant TASE Member for the Nominee (for the benefit of the Wize Investors, to be deposited with the Wize Investors’ securities accounts or as otherwise instructed by Wize).

5.2.2.	The Company shall deliver to Wize a certificate dated as of the Closing Date, duly signed on behalf of the Company by the Chief Executive Officer of the Company, certifying that (i) the Audit Committee and Board of Directors have approved the Transaction (and attaching a copy of the resolutions) and (ii) the Wize Closing Conditions (other than those waived in writing by Wize, if any) and the Mutual Closing Conditions have been satisfied.

5.2.3.	The Company shall deliver to Wize a copy of the TASE Approval.

5.2.4.	The Company shall deliver to Wize a copy of a letter of issuance (the "Letter of Issuance") to the Registration Company of the TASE and through it to the relevant TASE Member for the Nominee representing the Settlement Shares together with an instruction letter (the "Instruction Letter") irrevocably instructing it to accredit (x) the securities account of the TASE member in which the Wize Investors’ securities accounts are managed (the “Investor TASE Member”), for the benefit of the Wize Investors’ securities accounts therein, by the number of Settlement Shares (or such other securities account(s) of the TASE member(s) instructed by Wize);

5.2.5.	The Company shall deliver to Wize a copy of the Company’s immediate report to be filed with respect to the issuance of the Settlement Shares (the “Immediate Report”).

5.2.6.	Within one (1) Business Day after Closing, the Company shall file the Immediate Report with the Israeli Securities Authority (the “ISA”) and shall provide Wize with evidence of delivery to the Registration Company of the TASE and through it to the relevant TASE Member for the Nominee of the Letter of Issuance and the Instruction Letter, and any other documents necessary for listing the Settlement Shares with the TASE.

6. Representations and Warranties of the Company

The Company hereby represents, confirms and warrants to Wize that the following representations are true, correct and complete as of the execution date of this Agreement and as of the Closing:

6.1. General. Bonus makes the same representations and warranties set forth in Sections 5.1 through 5.8 (inclusive) and 5.11 of the SPA as of the date hereof and as of the Closing, subject to applicable changes (in particular, representations regarding (i) the Bonus Shares shall be with respect to the Settlement Shares and (ii) with respect to obtaining all necessary corporate approvals prior to signing shall be with respect to the transactions contemplated by this Agreement).

6.2.  TASE Listing. The Milestone Shares are listed for trading with the TASE. Upon the TASE Approval, the Settlement Shares shall be listed for trading on the TASE and be freely tradable, subject to lock-up provisions under the ISL.

7. Representations and Warranties of Wize

Wize hereby represents, confirms and warrants to the Company that the following representations shall be true, correct and complete as of the execution date of this Agreement and as of the Closing:

7.1. General. Wize makes the same representations and warranties set forth in Sections 6.1, 6.2 and 6.5 of the SPA as of the date hereof and as of the Closing, subject to applicable changes.

8. Other Agreements.

8.1. General. The parties undertake to perform the covenants imposed thereon (as applicable) in Sections 11.1-11.4, 11.6 and 11.10-11.12 of the SPA, mutatis mutandis, with respect to the Transaction.

8.2. Immediate Report. The Company shall, as soon as possible following the date hereof, file an immediate report with the ISA disclosing all material terms of the transaction contemplated hereunder (“ISA Filing”). From and after the issuance of the ISA Filing, the Company represents to Wize that Wize shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the ISA Filing.

8.3. Clarification. It is hereby agreed that, if for any reason, it is determined that the amendment contemplated by Section 2.5 (Management Fees) hereof requires the approval of the Company’s shareholders, then such Company shareholders’ approval shall not be a condition to the Closing, and such amendment shall become effective only if and when such shareholder approval (in the requisite majority) shall have been obtained.

9. Miscellaneous.

9.1. The parties agree that the provisions of Section 13 of the SPA shall apply to this Addendum, mutatis mutandis

9.2. Each party shall bear its own expenses in connection with the transactions contemplated hereunder.

9.3. Except for the amendments and modifications to the Transaction Agreements expressly set forth herein, nothing herein shall be construed as amending the same in any manner.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have caused their respective signature page to this Addendum to be duly executed as of the date first written above.

BONUS BIOGROUP LTD.

By:	/s/ Yossi Rauch	By:	/s/ Shai Meretzki
Name:	Yossi Rauch	Name:	Shai Meretzki
Title:	Executive Chairman	Title:	CEO and Director

WIZE PHARMA, INC.

By:	/s/ Noam Danenberg	BY:	/s/ Or Eisenberg
Name:	Noam Danenberg	Name:	Or Eisenberg
Title:	CEO	Title:	CFO & COO